EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2007 Executive Compensation Plan A and 2007 Employee Compensation Plan A of Phantom Entertainment, Inc. of our report dated May 18, 2007, with respect to the consolidated financial statements of Phantom Entertainment, Inc. included in its annual report (Form 10-KSB) for the year ended December 31, 2006 as filed with the Securities and Exchange Commission. We also consent to the reference of our Firm under the caption "Experts" in such Registration Statement and related prospectus.

/s/ Kempisty & Company CPA's PC
Kempisty & Company CPA's PC
Certified Public Accountants
New York, New York

June 11, 2007